Demand Media Reports Third Quarter 2011 Financial Results

•	Revenue Increases 25% and Revenue ex-TAC[1] Grows 26% Year-over-Year

•	Cash Flow from Operations up 36% Year-over-Year

•	Adjusted OIBDA Increases 33% Year-over-Year

SANTA MONICA, CA – November 7, 2011 – Demand Media, Inc. (NYSE: DMD), a leading content and social media company, today reported financial results for the quarter ended September 30, 2011.
Q311 Financial Summary:
GAAP

•	Revenue increased 25% to $81.5 million, compared with $65.4 million in Q310.

•	Loss from operations of $(3.3) million compared with income from operations of $0.9 million in Q310.

•	Net loss of $(4.1) million compared with a net loss of $(0.3) million in Q310. Net loss per share of $(0.05) compared with $(0.64) in Q310.

•	Cash flow from operations grew 36% to $22.1 million, from $16.3 million in Q310.

Non-GAAP1

•	Revenue ex-TAC increased 26% to $78.1 million, from $62.2 million in Q310.

•	Adjusted OIBDA grew 33% to $21.7 million, or 27.7% of Revenue ex-TAC, compared with $16.3 million, or 26.2% of Revenue ex-TAC, in Q310.

•	Adjusted Net Income of $5.0 million increased 12% compared with $4.5 million in Q310. Adjusted Net Income per share – diluted of $0.06, grew 20% compared with $0.05 in Q310.

•	Discretionary Free Cash Flow increased 116% to $19.9 million compared with $9.2 million in Q310.

•	Free Cash Flow of $6.0 million compared with $(4.0) million in Q310.

"We reported another strong quarter as we continue to build Demand Media's foundation for long-term growth,” said Richard Rosenblatt, Chairman and CEO of Demand Media. "The Company is uniquely positioned to deliver data-driven professional content through its robust content publishing platform. We are now in the process of optimizing that platform while increasing our investment in video content and enhancing the quality, engagement and user experience of our sites."

____________________

1    Non-GAAP measures are described below and are reconciled to the corresponding GAAP measures in the accompanying tables.

Q311 Financial Highlights:

•	Content & Media Revenue increased 27% to $50.7 million, compared with $39.8 million in Q310.

•
Traffic acquisition costs (TAC), which represent the portion of Content & Media revenue shared with Demand Media partners, of $3.4 million, or 6.7% of Content & Media revenue, compared with $3.2 million, or 7.9% of Content & Media revenue, in Q310.

•	Content & Media Revenue ex-TAC grew 29% to $47.4 million, from $36.7 million in Q310.

•	Registrar Revenue increased 20% to $30.7 million compared with $25.5 million in Q310.

•	Investment in Intangible Assets of $13.9 million increased 5% from $13.3 million in Q310.
“With consistent traffic trends to our Owned & Operated properties in Q3, we are pleased to report that we achieved our financial objectives in a challenged economic environment and generated $6.0 million of free cash flow during the quarter,” said Demand Media's President and CFO Charles Hilliard.
Q311 Business Highlights and Recent Developments:
Content

•
In October 2011, YouTube announced an original Channels initiative launching in 2012. Demand Media will be partnering with YouTube on three of these channels: eHow Home, eHow Pets & Animals, and LIVESTRONG.

•	eHow.com is a top 20 website in the US, and had 71.5 million unique users worldwide in September 2011, according to comScore.

•
LIVESTRONG.COM's traffic and engagement continues to grow, with 9.5 million unique US users in September 2011, up 87% year-over-year, according to comScore. In September, the Company re-launched LIVESTRONG.COM to deliver distinct content for men and women and to introduce a new advisory board comprised of well-known nutritionists, fitness gurus and doctors.

•
Cracked.com was the most visited humor site in the US in September, and its audience spent more time on the site than the other top five comedy sites combined, according to comScore. Cracked's Facebook fans have grown to more than 1.8 million today.

Advertising

•
Demand Media has integrated IndieClick, which the Company acquired in August 2011, into its brand advertising sales capabilities. IndieClick helps advertisers reach the highly sought after 18-34 year old demographic through innovative ad formats – including rich media, video, mobile and social media – that are integrated onto carefully selected destinations.

Social

•
The Company has integrated RSS Graffiti, which it acquired in August 2011 to expand its social content capabilities. During September 2011, over 800,000 brands, online publishers and individuals shared nearly 80 million pieces of content with their friends and fans using the RSS Graffiti social publishing application, up from over 600,000 brands, online publishers and individuals and more than 60 million pieces of content in July 2011.

Share Repurchase

•
On August 19, 2011, the Company announced a $25 million repurchase program authorized by its Board of Directors. Through September 30, 2011, the Company repurchased approximately 456,000 shares of common stock for approximately $3.6 million. The program may be modified or suspended at any time at the Board’s discretion.

Operating Metrics:

	Three months ended September 30,			Nine months ended September 30,
	2010	2011	% Change	2010	2011	% Change
Content & Media Metrics:
Owned and operated
Page views(1) (in millions)	2,085	2,527	21%	6,033	7,682	27%
RPM(2)	$14.08	$15.16	8%	$12.59	$15.35	22%

Network of customer websites
Page views(1) (6)(in millions)	3,490	5,046	45%	9,289	12,501	35%
RPM(2)	$3.00	$2.47	(18)%	$3.24	$2.76	(15)%
RPM ex-TAC(3)	$2.10	$1.80	(14)%	$2.28	$2.01	(12)%

Registrar Metrics:
End of Period # of Domains(4) (in millions)	10.6	12.2	15%	10.6	12.2	15%
Average Revenue per Domain(5)	$9.87	$10.20	3%	$9.92	$10.12	2%
____________________

(1)
Page views represent the total number of web pages viewed across (1) our owned and operated websites and/or (2) our network of customer websites, to the extent that the viewed customer web pages host the Company's monetization, social media and/or content services.

(2)	RPM is defined as Content & Media revenue per one thousand page views.

(3)	RPM ex-TAC is defined as Content & Media Revenue ex-TAC per one thousand page views.

(4)
Domain is defined as an individual domain name paid for by a third-party customer where the domain name is managed through our Registrar service offering.  Beginning July 1, 2011, the number of net new domains has been adjusted to include only new registered domains added to our platform for which the Company has recognized revenue.  Excluding the impact of this change, end of period domains at September 30, 2011 would have increased 25% compared to the corresponding prior-year periods.

(5)
Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized. Beginning July 1, 2011, the number of net new domains has been adjusted to include only new registered domains added to our platform for which the Company has recognized revenue. Excluding the impact of this change, average revenue per domain during the three and nine months ended September 30, 2011 would have decreased 1% and 2%, respectively, compared to the corresponding prior-year periods.

(6)	The Company acquired IndieClick on August 8, 2011, which contributed 1,516 million page views during the quarter and nine months ended September 30, 2011.

Business Outlook
The following forward-looking information includes certain projections made by management as of the date of this press release. The Company does not intend to revise or update this information, except as required by law, and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. The factors that may affect results include, without limitation, the factors referenced later in this announcement under the caption “Cautionary Information Regarding Forward-Looking Statements.” These and other factors are discussed in more detail in the Company’s filings with the Securities and Exchange Commission.

Below is the Company’s guidance for the quarter and fiscal year ending December 31, 2011.

(In millions)	Fourth Quarter 2011	Fiscal Year 2011
Revenue	$83.0 - $87.0	$323.4 - $327.4
TAC (traffic acquisition costs)	$4.5	$13.8
Revenue ex-TAC	$78.5 - $82.5	$309.6 - $313.6

Income (loss) from operations	$(0.6) - $0.7	$(9.0) - $(7.5)
Depreciation	$4.9	$20.8
Amortization of intangible assets (1)	$10.2	$41.0
Stock-based compensation	$7.5	$29.6
Acquisition and realignment costs(2)	$0.3	$2.1
Adjusted OIBDA	$22.3 - $23.8	$84.5 - $86.0

Weighted average diluted shares(3)	88.0 - 89.0	88.0 - 89.0
____________________

(1)
The Company is currently evaluating potential changes to its content creation and distribution platform, including repurposing a portion of its content to alternate distribution channels, selling such content, and/or removing such content. The Company intends to implement such changes, if any, only to the extent it believes that their collective impact will improve the customer experience and/or increase the future overall revenue generated from its existing portfolio of media content. If these discretionary changes are implemented, it is possible that they could adversely impact the book value of some individual units of media content, the effect of which could result in higher amortization expense in the fourth quarter of 2011. Excluded from guidance above is any incremental amortization expense, currently anticipated to be less than 10% of the carrying value of the Company's content assets at September 30, 2011, associated with these potential decisions that are expected to be made by December 31, 2011.

(2)
Acquisition and realignment costs include non-cash purchase accounting adjustments, acquisition-related legal and accounting professional fees and employee severance payments attributable to corporate realignment activities. Management does not consider these expenses to be indicative of the Company’s core operating results.

(3)
Weighted average diluted shares include the weighted average common stock and restricted stock for the periods presented and all dilutive common stock equivalents in each period. Fiscal year 2011 amounts have been adjusted to reflect the revised capital structure following the Company’s initial public offering, which was completed on January 31, 2011, whereby the Company issued 5.2 million shares of common stock and converted certain warrants and all of its convertible preferred stock into 62.2 million shares of common stock as if those transactions were consummated on January 1, 2011.

Conference Call and Webcast Information
Demand Media will host a corresponding conference call and live webcast at 5:00 p.m. Eastern time today. To access the conference call, dial 877.565.1265 (for domestic participants) or 937.999.3108 (for international participants). The conference ID is 19999778. To participate on the live call, analysts should dial-in at least 10-minutes prior to the commencement of the call. A live webcast also will be available on the Investor Relations section of the Company’s corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call. An audio replay of the call will also be available to investors beginning at approximately 6:00 p.m. Eastern on November 7, 2011 until 11:59 p.m. Eastern on November 9, 2011, by dialing 855.859.2056 (for the U.S. and Canada) or 404.537.3406 (for international callers) and entering passcode 19999778.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below. The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliation of Non-GAAP Measures to Unaudited Consolidated Statements of Operations” included at the end of this release.
The non-GAAP financial measures presented are the primary measures used by the Company’s management and board of directors to understand and evaluate its financial performance and operating trends, including period to period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted OIBDA is the primary measure used by the compensation committee of the Company’s board of directors to establish the target for and fund its annual employee bonus pool. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.
Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (TAC). TAC comprises the portion of Content & Media GAAP revenue shared with the Company’s network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company’s underlying revenue performance.
Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) is defined by the Company as operating income (loss) before depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company’s ongoing operating results or future outlook.
Management believes that this non-GAAP measure reflects the Company’s business in a manner that allows for meaningful period to period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted OIBDA can provide a useful measure for period to period comparisons of the Company’s underlying recurring revenue and operating costs which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company’s content assets in a given period bears little relationship to the amount of its investment in content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.
Adjusted Net Income is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations and acquisition and realignment costs, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, and (3) employee severance payments attributable to acquisition or corporate realignment activities. Management does not consider these expenses to be indicative of the Company’s ongoing operating results or future outlook.
Management believes that Adjusted Net Income and Adjusted Net Income per share provide investors with additional useful information to measure the Company’s underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company’s statutory tax rate.
Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, less capital expenditures to acquire property and equipment and less investments in intangible assets. Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, potential acquisitions, payment of dividends and share repurchases.
The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company’s operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly-named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within its financial press releases. These non-GAAP financial measures should be considered in addition to, not as a substitute for, measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.
About Demand Media
Demand Media, Inc. (NYSE: DMD) is a leading content and social media company. Through brands like eHow, LIVESTRONG.COM, Cracked and typeF, Demand Media informs and entertains one of the Internet's largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers to expand their online presence. Headquartered in Santa Monica, CA, Demand Media has offices in Kirkland, WA; Austin, TX; Chicago, IL; New York, NY; London, UK; and Buenos Aires, AR. For more information about Demand Media, visit: www.demandmedia.com.

Cautionary Information Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties include, among others: changes in the methodologies of Internet search engines, including ongoing algorithmic changes made by Google to its search results as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned and operated websites and the websites of our network customers; changes in our content creation and distribution platform, including the possible repurposing of content to alternate distribution channels, or sale or removal of content; the inherent challenges of estimating the overall impact on page views and search driven traffic to our owned and operated websites based on the data available to us as Google continues to make adjustments to its search algorithms; our ability to compete with new or existing competitors; our ability to maintain or increase our advertising revenue; our ability to continue to drive and grow traffic to our owned and operated websites and the websites of our network customers; our ability to effectively monetize our portfolio of content; our dependence on material agreements with a specific business partner for a significant portion of our revenue; future internal rates of return on content investment and our decision to invest in different types of content in the future, including video and other formats of text content; our ability to attract and retain freelance content creators; changes in our level of investment in media content intangibles; the effects of changes in marketing expenditures or shifts in marketing expenditures; the effects of seasonality on traffic to our owned and operated websites and the websites of our network customers; changes in stock-based compensation; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles, and media content or other assets; changes in tax laws, our business or other factors that would impact anticipated tax benefits or expenses; our ability to successfully identify, consummate and integrate acquisitions, including integrating our recent acquisitions; our ability to retain key customers and key personnel; risks associated with litigation; the impact of governmental regulation; and the effects of discontinuing or discontinued business operations. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. More information about potential risk factors that could affect our operating and financial results are contained in our annual report on Form 10-K for the fiscal year ending December 31, 2010 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 1, 2011, and as such risk factors may be updated in our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Furthermore, as discussed above, the Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.
# # #
(Tables Follow)
Contacts
Investor Contact:
Julie MacMedan
Demand Media
(310) 917-6485
Julie.MacMedan@demandmedia.com
Media Contact:
Kristen Moore
Demand Media
(310) 917-6432
Kristen.Moore@demandmedia.com

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
Revenue	$65,355	$81,473	$179,357	$240,451
Operating expenses
Service costs (exclusive of amortization of intangible assets shown separately below) (1) (2)	33,474	40,109	95,209	115,632
Sales and marketing (1) (2)	6,409	9,200	16,805	28,069
Product development (1) (2)	6,622	9,791	19,136	28,684
General and administrative (1) (2)	9,595	14,837	27,035	45,648
Amortization of intangible assets	8,309	10,828	24,482	30,781
Total operating expenses	64,409	84,765	182,667	248,814
Income (loss) from operations	946	(3,292)	(3,310)	(8,363)
Other income (expense)
Interest income	8	5	19	52
Interest expense	(168)	(385)	(517)	(710)
Other income (expense), net	(36)	(79)	(164)	(338)
Total other expense	(196)	(459)	(662)	(996)
Income (loss) before income taxes	750	(3,751)	(3,972)	(9,359)
Income tax expense	(1,055)	(394)	(2,382)	(2,739)
Net loss	$(305)	$(4,145)	$(6,354)	$(12,098)

(1) Stock-based compensation expense included in the line items above:
Service costs	$235	$757	$663	$1,341
Sales and marketing	653	1,405	1,621	3,441
Product development	441	1,403	1,216	3,649
General and administrative	1,043	4,190	3,643	13,671
Total stock-based compensation expense	$2,372	$7,755	$7,143	$22,102
(2) Depreciation included in the line items above:
Service costs	$3,598	$4,112	$10,424	$12,305
Sales and marketing	46	109	128	296
Product development	337	399	996	1,158
General and administrative	494	683	1,415	2,133
Total depreciation	$4,475	$5,303	$12,963	$15,892

Loss per common share:
Net loss	$(305)	$(4,145)	$(6,354)	$(12,098)
Cumulative preferred stock dividends (3)	(8,443)	—	(24,649)	(2,477)
Net loss attributable to common stockholders	$(8,748)	$(4,145)	$(31,003)	$(14,575)

Basic and diluted net loss per share	$(0.64)	$(0.05)	$(2.32)	$(0.19)
Weighted average number of shares	13,698	83,934	13,350	77,001
____________________

(3)	As a result of the Company’s initial public offering which was completed on January 31, 2011, all shares of the Company’s preferred stock were converted to common stock.

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2010	September 30, 2011
Current assets
Cash and cash equivalents	$32,338	$79,154
Accounts receivable, net	26,843	32,972
Prepaid expenses and other current assets	7,360	9,548
Deferred registration costs	44,213	48,816
Total current assets	110,754	170,490

Property and equipment, net	34,975	34,044
Intangible assets, net	102,114	122,920
Goodwill	224,920	256,151
Deferred registration costs	8,037	9,127
Other long-term assets	7,667	3,489
Total assets	$488,467	$596,221

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$8,330	$8,375
Accrued expenses and other current liabilities	29,570	35,224
Deferred tax liabilities	15,248	17,882
Deferred revenue	61,832	67,723
Total current liabilities	114,980	129,204
Deferred revenue	14,106	14,431
Other liabilities	1,043	1,774
Total liabilities	130,129	145,409

Convertible preferred stock
Total convertible preferred stock	373,754	—
Stockholders’ equity (deficit)
Common stock and additional paid-in capital	36,723	515,079
Accumulated other comprehensive income	108	78
Accumulated deficit	(52,247)	(64,345)
Total stockholders’ equity (deficit)	(15,416)	450,812
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$488,467	$596,221

Demand Media, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
Cash flows from operating activities:
Net loss	$(305)	$(4,145)	$(6,354)	$(12,098)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,784	16,131	37,445	46,673
Stock-based compensation	2,281	7,727	6,859	21,989
Other	978	294	2,259	2,363
Net change in operating assets and liabilities, net of effect of acquisitions	532	2,050	483	(802)
Net cash provided by operating activities	16,270	22,057	40,692	58,125

Cash flows from investing activities:
Purchases of property and equipment	(7,038)	(3,194)	(16,540)	(14,024)
Purchases of intangibles	(13,260)	(13,927)	(34,401)	(43,989)
Proceeds from maturities and sales of marketable securities, net	—	—	2,300	—
Cash paid for acquisitions	—	(27,133)	—	(30,972)
Net cash used in investing activities	(20,298)	(44,254)	(48,641)	(88,985)

Cash flows from financing activities:
Payment of debt	—	—	(10,000)	—
Proceeds from issuance of common stock, net	—		—	78,625
Repurchases of common stock	—	(3,728)	—	(3,728)
Proceeds from exercises of stock options	314	2,832	1,028	4,357
Other	(614)	(1,332)	(1,395)	(1,547)
Net cash provided by (used in) financing activities	(300)	(2,228)	(10,367)	77,707

Effect of foreign currency on cash and cash equivalents	(3)	(23)	(62)	(31)

Change in cash and cash equivalents	(4,331)	(24,448)	(18,378)	46,816
Cash and cash equivalents, beginning of period	33,561	103,602	47,608	32,338
Cash and cash equivalents, end of period	$29,230	$79,154	$29,230	$79,154

Demand Media, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures to Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
Revenue ex-TAC:
Content & Media revenue	$39,818	$50,744	$106,109	$152,418
Less: traffic acquisition costs (TAC)	(3,155)	(3,381)	(8,912)	(9,384)
Content & Media Revenue ex-TAC	36,663	47,363	97,197	143,034
Registrar revenue	25,537	30,729	73,248	88,033
Total Revenue ex-TAC	$62,200	$78,092	$170,445	$231,067

Adjusted OIBDA:
Income (loss) from operations	$946	$(3,292)	$(3,310)	$(8,363)
Depreciation	4,475	5,303	12,963	15,892
Amortization of intangible assets	8,309	10,828	24,482	30,781
Stock-based compensation	2,372	7,755	7,143	22,102
Acquisition and realignment costs(1)	191	1,058	616	1,828
Adjusted OIBDA	$16,293	$21,652	$41,894	$62,240

Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	$16,270	$22,057	$40,692	$58,125
Purchases of property and equipment	(7,038)	(3,194)	(16,540)	(14,024)
Acquisition and realignment cash flows	—	1,068	—	1,068
Discretionary Free Cash Flow	9,232	19,931	24,152	45,169
Purchases of intangible assets	(13,260)	(13,927)	(34,401)	(43,989)
Free Cash Flow	$(4,028)	$6,004	$(10,249)	$1,180

Adjusted Net Income:
GAAP net income (loss)	$(305)	$(4,145)	$(6,354)	$(12,098)
(a) Stock-based compensation	2,372	7,755	7,143	22,102
(b) Amortization of intangible assets – M&A	3,880	2,969	12,818	9,799
(c) Acquisition and realignment costs(1)	191	1,058	616	1,828
(d) Income tax effect of items (a) - (c) & application of 38% statutory tax rate to pre-tax income	(1,678)	(2,658)	(3,928)	(6,521)
Adjusted Net Income	$4,460	$4,979	$10,295	$15,110
Non-GAAP Adjusted Net Income per share - diluted	$0.05	$0.06	$0.12	$0.17
Shares used to calculate non-GAAP Adjusted Net Income per share – diluted (2)	87,224	87,841	85,869	89,054
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(1)
Acquisition and realignment costs include non-cash purchase accounting adjustments, acquisition-related legal and accounting professional fees and employee severance payments attributable to corporate realignment activities. Management does not consider these costs to be indicative of the Company’s core operating results.

(2)
Shares used to calculate non-GAAP Adjusted Net Income per share - diluted include the weighted average common stock and restricted stock for the periods presented and all dilutive common stock equivalent at each period. Amounts have been adjusted in all periods to reflect the revised capital structure following the Company’s initial public offering which was completed on January 31, 2011, whereby the Company issued 5,175 shares of common stock and converted certain warrants and all of the convertible preferred stock into 62,155 shares of common stock as if those transactions were consummated on January 1, 2010.

Demand Media, Inc. and Subsidiaries
Unaudited GAAP Revenue, by Revenue Source
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
Content & Media:
Owned and operated websites	$29,347	$38,298	$75,983	$117,917
Network of customer websites	10,471	12,446	30,126	34,501
Total revenue – Content & Media	39,818	50,744	106,109	152,418
Registrar	25,537	30,729	73,248	88,033
Total revenue	$65,355	$81,473	$179,357	$240,451

	Three months ended September 30,		Nine months ended September 30,
	2010	2011	2010	2011
Content & Media:
Owned and operated websites	45%	47%	42%	49%
Network of customer websites	16%	15%	17%	14%
Total revenue – Content & Media	61%	62%	59%	63%
Registrar	39%	38%	41%	37%
Total revenue	100%	100%	100%	100%